Burke & Herbert Financial Services Corp.
INSIDER TRADING POLICY
Approved this 4th day of January, 2024 by the Board of Directors.
Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Burke & Herbert Financial Services Corp. (together with its subsidiaries, unless the context requires otherwise, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
Persons Subject to the Policy
This Policy applies to all officers of the Company, all members of the Company’s Board of Directors and all other employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Family Members (as defined herein), including anyone living in the same household as a person covered by this Policy, and entities controlled by a person covered by this Policy (Controlled Entities, as defined herein), all as described further below.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, including, without limitation, exchange-traded put or call options or swaps relating to Company Securities.
Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or Controlled Entities also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Administration of the Policy
The Company’s Corporate Secretary, or in his or her absence, the Company’s Chief Executive Officer or another employee designated by the Corporate Secretary, shall be responsible for administration of this

Policy. All determinations and interpretations by the Corporate Secretary shall be final and not subject to further review.
Statement of Policy
It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Corporate Secretary as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions in Mutual Funds” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities;
3.Disclose (or “tip”) material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including, but not limited to, a customer or supplier of the Company, may, directly or indirectly, trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. For purposes of this Policy, the term “transactions” includes all transactions in Company Securities, including gifts, except as specifically set forth herein.
Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•Significant regulatory developments impacting the Company;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•Major marketing changes;
•A change in executive management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•The imposition of a ban on trading in Company Securities or the securities of another company;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and
•The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
If you are unsure whether information is material, you should either (i) consult the Corporate Secretary before making any decision to trade in or recommend securities to which that information relates or (ii) assume that the information is material.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, Dow Jones “broad tape,” a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents such as an 8-K filed with the SEC that are available on the SEC’s website.
By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second trading day after the day on which the information is released. If, for example, the Company were to make an announcement before the Nasdaq Stock Market opens on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
As with questions of materiality, if you are unsure whether information is considered public, you should either seek additional guidance or assume that the information is nonpublic and treat it as confidential.
Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Transactions under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of stock options acquired pursuant to the Company’s incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, as long as the exercise does not involve the sale of any Company stock. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. In addition, this Policy applies to any subsequent sale of shares acquired pursuant to the exercise of the option.

Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units acquired pursuant to the Company’s incentive plans, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. The Policy does apply, however, to any market sale of restricted stock and to any subsequent sale of shares acquired upon settlement of restricted stock units.
401(k) Plan. This Policy does not apply to automatic purchases of Company Securities in the Company’s 401(k) plan, to the extent such purchases are offered under the Company’s 401(k) plan, resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election or pursuant to the periodic reinvestment of cash dividends allocated to the Company stock fund. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to participate in, to cease participating in, or to change the level of reinvestment of cash dividends allocated to the Company stock fund, if such reinvestment is offered under the 401(k) plan on an elective basis, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the Company’s Employee Stock Purchase Plan, to the extent such a plan is established, resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your election to participate in the plan for any enrollment period, any changes to your election, any voluntary purchases from additional contributions to the plan, to the extent such additional contributions are offered under the plan, and to your sales of Company Securities purchased pursuant to the plan.
Transactions in Mutual Funds
Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or, in the case of standing and limit orders, should otherwise consider the Company’s preferences, as described below:
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities by any director, officer or other employee are prohibited. In addition, to the extent directors and executive officers are subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 16(c) of the Exchange Act prohibits engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by any director, officer or other employee in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits any director, officer or other employee from engaging in such transactions.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan except in very limited circumstances where it is clearly demonstrated that the director, officer, or employee has the capacity to repay the loan without selling the pledged securities. Any person wishing to pledge Company Securities as collateral for a loan must first submit the proposed transaction for approval by the Corporate Secretary. Any request for pre-clearance of an arrangement involving the pledge of Company Securities as collateral for a loan must be submitted in writing to the Corporate Secretary at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction and evidence of the person’s ability to repay the loan. Pledges of Company Securities must also be submitted to the Company’s Board of Directors for approval. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.” No standing or limit order may be entered into during a Blackout Period.

Additional Procedures
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. The directors of the Company, the executive officers of the Company, and all other persons designated by the Corporate Secretary as being subject to these procedures (“Restricted Persons”), as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Corporate Secretary. A request for pre-clearance should be submitted in writing to the Corporate Secretary at least two business days in advance of the proposed transaction. A form for such purposes is attached as Exhibit A. The Corporate Secretary is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Corporate Secretary. To the extent Section 16 of the Exchange Act is applicable, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
Quarterly Trading Restrictions. The directors of the Company, the executive officers of the Company, and all other persons designated by the Corporate Secretary as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fifteen (15) days prior to the end of each fiscal quarter and ending after the second full trading day following the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after second full trading day following the public release of the Company’s quarterly earnings and ending fifteen (15) days prior to the close of the next fiscal quarter. Even if a proposed transaction will occur outside a Blackout Period and during an open Window Period, you should not trade while aware of material nonpublic information.
Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Corporate Secretary concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade pursuant to this paragraph during a Blackout Period must contact the Corporate Secretary for approval at least two business days in advance of any proposed transaction involving Company Securities.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Corporate Secretary may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Corporate Secretary, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Corporate Secretary may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Corporate Secretary has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. The Corporate Secretary is not authorized to, and will not grant, exceptions during an event-specific trading restriction period.
Exceptions. The requirement for pre-clearance, quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions under Company Plans” and “Transactions in Mutual Funds.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan (including any modification to an existing Rule 10b5-1 Plan) must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” a copy of which is included with this Policy and may also be obtained from the Corporate Secretary.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must (a) either specify the amount, pricing and timing of transactions in advance, include a written formula or algorithm, or computer program, for determining the amount, price and date, or delegate exclusive discretion on these matters to an independent third party, (b) for directors and Section 16 “officers” of the Company, provide that purchases or sales under the Rule 10b5-1 Plan will not commence until the later of (i) ninety days following the date of the adoption of the Trading Plan, or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted; provided that, this cooling-off period is subject to a maximum of one hundred twenty (120) days after adoption of the Rule 10b5-1 Plan, and (c) for persons other than directors and Section 16 “officers” of the Company, provide that purchases or sales under the Rule 10b5-1 Plan will not commence until thirty days following the date of the adoption of the Rule 10b5-1 Plan. The cooling-off periods described in the previous sentence also apply to any modification of a Rule 10b5-1 Plan, unless the modification does not change the prices, amounts of the contemplated trades or the timing of the contemplated trades, including due to changes in the formula, algorithm or computer program used to determine such prices, amounts, and dates.
Any new Rule 10b5-1 Plan, or amendment to a Rule 10b5-1 Plan, must be submitted to the Corporate Secretary for approval five business days prior to the entry into the Rule 10b5-1 Plan or amendment. Any Rule 10b5-1 Plan that was entered into prior to the effective date of this Policy must be submitted to the Corporate Secretary for approval within five business days following the effective date of this Policy. Once a Rule 10b5-1 Plan or amendment is approved by the Corporate Secretary, no further pre-approval of transactions conducted pursuant to such Rule 10b5-1 Plan will be required. A Restricted Person can only enter into or modify a Rule 10b5-1 Plan during a trading window. At the time of entering into or modifying a Rule 10b5-1 Plan, a Restricted Person will be required to certify to the Company, and the Company will need to reasonably believe, that such Restricted Person is entering into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the requirements of Rule 10b5-1 and is not aware of any material nonpublic information.
So long as the Company is and remains listed on a national exchange or is otherwise subject to public company reporting requirements under the Securities Exchange Act of 1934, as amended, the Company will publicly disclose the adoption, modification or termination of a Rule 10b5-1 Plan by a Restricted Person, as well as the material terms of the Trading Plan (including name and title, date of adoption, modification or termination of the Trading Plan, duration of the Trading Plan, the aggregate number of securities to be sold or purchased under the Trading Plan, and a description of any modification of the Trading Plan) on an individualized basis in accordance with applicable securities laws. The Company is also required to disclose certain written trading arrangements that are not designed to satisfy Rule 10b5-1. Accordingly, in additional to the other requirements set forth herein, Restricted Persons are required to promptly advise the Corporate Secretary of the termination of a Rule 10b5-1 Plan and the entry into any written trading arrangement with respect to Company Securities that is not designed to satisfy Rule 10b5-1.
Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service. The Corporate Secretary may provide a letter to a director, executive officer, or other designated employee, at the Corporate Secretary’s discretion, reminding them of their continued obligations under the Policy.
Consequences of Violations
Transactions in securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others, who then trade in the Company’s Securities, are prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include, but is not limited to, significant fines, imprisonment, and bans on employment or directorships with public companies. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary.

Review and Amendment
This Policy will be reviewed at least annually by the Nominating & Corporate Governance Committee, which will recommend appropriate amendments to the Company’s Board of Directors for approval.
Certification
All persons subject to this Policy must annually certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION
I certify that:
1.I have read and understand Burke & Herbert Financial Services Corp.’s Insider Trading Policy (the “Policy”). I understand that the Corporate Secretary is available to answer any questions I have regarding the Policy.
2.I will continue to comply with the Policy for as long as I am subject to the Policy.
Signature:
Print Name:
Date:

Burke & Herbert Financial Services Corp.
GUIDELINES FOR RULE 10B5-1 PLANS
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, the “Exchange Act” provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Burke & Herbert Financial Services Corp. Insider Trading Policy (the “Policy”)) that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold pursuant to the plan without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance, include a formula or similar method for determining the amount, price and date, or delegate discretion on these matters to an independent third party.
As specified in the Policy, a Rule 10b5-1 Plan, or amendment to a 10b5-1 Plan, must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1 and these guidelines. Any new Rule 10b5-1 Plan or amendment must be submitted to the Corporate Secretary for approval five business days prior to the entry into the Rule 10b5-1 Plan or amendment. Any Rule 10b5-1 Plan that was entered into prior to the effective date of the Policy must be submitted to the Corporate Secretary for approval within five business days following the effective date of this Policy. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan or amendment will be required once such plan is approved by the Corporate Secretary.
The following guidelines apply to all Rule 10b5-1 Plans (Note: capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Policy):
•You may not enter into, modify or terminate a Rule 10b5-1 Plan during a blackout period or while in possession of material nonpublic information.
•All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.
•If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.
•If a Rule 10b5-1 Plan is terminated, you must wait until the commencement of the next Window Period (as defined in the Policy) before a new Rule 10b5-1 Plan may be adopted.
•You may not commence transactions under a Rule 10b5-1 Plan until at least 30 days following the date of establishment of a Rule 10b5-1 Plan.
•In the event of an amendment or modification of a Rule 10b5-1 Plan, the amendment or modification must not go into effect for at least 30 days after adoption of the amendment or modification.
Each director, officer and other person who is or becomes subject to reporting under Section 16 of the Exchange Act understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

EXHIBIT A
FORM OF TRADING CLEARANCE APPLICATION
Capitalized terms used in this Trading Clearance Application are defined in the Insider Trading Policy.
Name:
Title:
Proposed Trade Date:
Type of Security to be Traded:
Type of Trade (Purchase/Sale/Entry into 10b5-1 Plan (if the latter, please attach)):
Number of Shares to be Traded (if applicable):
CERTIFICATION
I hereby certify that I am not in possession of any material non-public information about the Company and / or its subsidiaries, including but not limited to Burke & Herbert Financial Services Corp. I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.
By:
Name:
Date:
REVIEW AND DECISION
The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).
By:
Name:
Date: